Exhibit 10.23
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Agreement”) dated as of December 18, 2007 (the “Effective Date”) by and among SMART Modular Technologies (WWH), Inc. (the “Company”) and Iain MacKenzie (“Executive”).
     WHEREAS, Executive serves as President and Chief Executive Officer of the Company;
     WHEREAS, Executive and the Company (or its affiliates) previously executed an offer letter dated February 11, 2004 (the “Offer Letter”) and Executive previously executed an Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”);
     WHEREAS, the Company considers it in their best interests to foster the continued employment of Executive from and after the Effective Date; and
     WHEREAS, Executive is willing to continue his employment on and after the Effective Date on the terms hereinafter set forth in this Agreement.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
Position; Term Of Agreement
     Section 1.01. Position. (a) Executive shall continue to serve as President and Chief Executive Officer of the Company and shall report to the Company’s Board of the Directors (the “Board”). Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Company. Executive may have similar positions with the Company’s subsidiaries and affiliates.
     (b) During his employment with the Company, Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.
     Section 1.02. Term. The term of this Agreement (the “Term”) shall be for a period of four years from the Effective Date, and thereafter the Term will automatically renew for additional one-year periods unless either party provides ninety days’ prior written notice of termination of the Term. The obligation of the

Company to make payments or provide benefits pursuant to Section 3.01 of this Agreement to which Executive has acquired a right pursuant to a termination of Executive’s employment prior to the expiration of the Term shall survive the expiration of the Term until such payments and benefits have been provided in full in accordance with the provisions of Article 3.
     Section 1.03. At-Will Employment Status. Nothing contained in this Agreement shall interfere with the at-will employment status of Executive or with the Company’s or Executive’s right to terminate Executive’s employment with the Company at any time, with or without cause.
ARTICLE 2
Compensation And Benefits
     Section 2.01. Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”), payable in accordance with the standard payroll and personnel practices of the Company. Executive’s compensation package shall be subject to periodic review by the Board or a committee of the Board, and Executive will be entitled to such increases in Base Salary as determined by the Board (or its committee) in its sole discretion.
     Section 2.02. Bonus. Executive shall be eligible to participate in a bonus plan in accordance with the terms and conditions of such plan. Executive’s target bonus shall be determined by the Board or a committee of the Board, with actual bonus payment subject to the Company’s performance and other terms and conditions of the bonus plan.
     Section 2.03. Executive Benefits. During the Term, Executive shall be provided employee benefits (including fringe benefits, vacation, life, health, accident and disability insurance, 401(k) plan) on the same basis as those benefits are generally made available to senior executives of the Company. In addition, Executive will be reimbursed by the Company for certain immigration-related expenses.
     Section 2.04. Business And Travel Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.
ARTICLE 3
Certain Termination Benefits
     Section 3.01. Certain Events of Termination. (a) Severance Benefits. In the event that during the Term either Executive is terminated by the Company without Cause (as defined below) or Executive resigns for Good Reason, Executive shall be entitled to the following benefits:
     (i) The Company shall pay Executive an amount equal to 12 months of his Base Salary plus his annual target bonus in effect on the date of termination (the “Severance Payment”); and
     (ii) Executive shall be provided with health benefits under the Company’s health plan (or the Company shall reimburse or subsidize Executive’s continued coverage under COBRA at the same cost to Executive as before his termination of employment) until the earlier of (A) 12 months following the date of termination or (B) the date Executive becomes eligible for group health coverage with another employer.
provided that receipt of the foregoing shall be subject to within 60 days following termination of Executive’s employment, Executive signing and not revoking prior to the revocation period required under applicable law a release of claims in a form reasonably acceptable to the Company (the “Release”). Subject to clause (b) below, the Company shall pay one-half of Severance Payment in a lump sum cash payment within ten business days following the last to occur of (i) Executive’s termination of employment or (ii) the last day on which Executive may revoke the Release in accordance with its terms, and the remaining one-half of the Severance Payment on the first business day following the six-month anniversary of the date of termination of Executive’s employment.
     (b) Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is determined by the Company’s compensation committee to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”) and the regulations thereunder, as of the date of Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following the Executive’s “separation from service” shall instead be paid or provided to the Executive in a lump sum payment on the first business day immediately following the six-month anniversary of Executive’s “separation from service”.

     Section 3.02. Definitions.
     (a) “Cause” means the occurrence of any one or more of the following:
     (i) an act of dishonesty made by Executive in connection with his responsibilities which the Company reasonably believes will damage its business;
     (ii) Executive’s conviction of, or plea of nolo contendere to, a felony which the Board of Directors reasonably believes had or will have a material detrimental effect on the reputation or business of the Company or its affiliates;
     (iii) Executive’s gross misconduct; or
     (iv) Executive’s continued substantial violations of his duties, or repeated failure or inability to perform any reasonably assigned duties, after written notice from the Company or one of its affiliates, and a reasonable opportunity of not more than 30 days to cure (to the extent capable of cure), such violation, failure or inability.
     (b) “Good Reason” means the occurrence of any of the following without Executive’s written consent:
     (i) a material diminution in base compensation, other than a Company-wide salary reduction program; or
     (ii) a material diminution in operational duties and responsibilities; provided that, for the avoidance of doubt, Good Reason shall not have occurred if after a change in control of the Company, Executive is performing substantially the same duties and responsibilities as before the change in control but the Company (or its successor) is not directly owned by public stockholders or Executive is performing such duties and responsibilities for a business unit of a parent entity that continues substantially all of the business of the Company;
provided further that no act or failure to act by the Company shall give rise to Good Reason unless (A) Executive notifies the Company in writing of the circumstances he believes constitute Good Reason hereunder within 30 days after he acquires knowledge of such circumstances and (B) the Company has failed to cure or remedy such circumstances within 30 days of written notice by Executive to the Company.
ARTICLE 4
Covenants and Representations
     Section 4.01. Confidentiality and Non-Disclosure Agreement. Executive agrees to continue to comply with the Confidentiality Agreement during and after the Term.

     Section 4.02. Non-Solicitation; Non-Disparagement. (a) Without limiting the terms of the Confidentiality Agreement, Executive agrees that during his employment with the Company and for a period of 12 months thereafter, he shall not, on his own behalf or on behalf of or in connection with any other person, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, alone or through or in connection with any person (a) solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer or prospective customer of the Company and its affiliates identified and known to Executive at the time of termination of employment, either away from the Company or as it relates directly to the business of the Company; or (b) solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is employed or engaged by the Company or any of its affiliates.
     (b) Executive agrees that he shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation; provided that nothing herein shall prevent you from responding accurately and fully to any question, inquiry or request for information when required by law or legal process.
     Section 4.03. Material Inducement; Specific Performance. If any provision of this Agreement or the Confidentiality Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein or therein, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.
     Section 4.04. Executive Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive’s ability to fully perform Executive’s duties and responsibilities under this Agreement.
ARTICLE 5
Successors And Assignments
     Section 5.01. Assignments. Except for an assignment in the event of a change in control or an assignment to an affiliate of the Company, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

     Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
ARTICLE 6
Miscellaneous
     Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i)	if to the Company, to:

4211 Starboard Drive
Fremont, CA 94538
Fax: 510 360-8500
Attention: General Counsel

with a copy to the Chair of the Compensation Committee of the Board.

(ii)	if to Executive, to Executive’s last known address as reflected on the books and records of the Company;
or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.
     Section 6.02. Dispute Resolution. (a) Except as set forth in clause (b) below, each of Executive and the Company agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay its counsel fees and expenses.
     (b) Executive agrees that a material breach or threatened breach of Article 4 or the Confidentiality Agreement may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if he materially breaches any of those covenants during or following termination of employment, the Company may be entitled to an injunction or other equitable relief in addition to any other relief to which the Company may become entitled.
     Section 6.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.
     Section 6.04. Entire Agreement. This Agreement (together with the Confidentiality Agreement) represents the entire agreement between Executive and the Company and its affiliates with respect to the matters referred to herein, and supersedes all prior discussions, negotiations, and agreements concerning such matters, including without limitation the Offer Letter and any severance plan or policy of the Company; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive pursuant to, or notice period required by, the WARN ACT or other any applicable law in connection with any termination of Executive’s employment.
     Section 6.05. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.
     Section 6.06. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
     Section 6.07. Amendment. This Agreement may not be modified, altered or changed except upon the express written consent of both parties.
     Section 6.08. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     Section 6.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
     Section 6.10. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.
     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

SMART MODULAR TECHNOLOGIES (WWH), INC.
By:	/s/ D. Scott Mercer
	Name:	D. Scott Mercer
	Title:	Director

EXECUTIVE:

/s/ Iain Mackenzie

Iain MacKenzie